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FOR FURTHER INFORMATION CONTACT:                          FOR IMMEDIATE RELEASE
Frank J.M. ten Brink at (847) 607-2012

                       STERICYCLE OBTAINS NEW $400 MILLION
                        SENIOR UNSECURED CREDIT FACILITY

Lake Forest, Illinois, July 5, 2005 - Stericycle, Inc. (NASDAQ: SRCL) today announced that it has obtained a new $400 million senior unsecured revolving credit facility from a group of lenders led by Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and Fortis Capital Corp. and Calyon New York Branch, as co-documentation agents. The new credit facility has a five-year term, maturing in June 2010.

The new credit facility replaces Stericycle's existing senior secured credit facility, consisting of a $205 million revolving credit facility (under which borrowings of $136.5 million were outstanding) and a $62.4 million Term A loan, both maturing in September 2007. Under the new credit facility, the current effective interest rate on Stericycle's borrowings will be reduced from 1.25% to 0.75% over LIBOR on LIBOR rate borrowings and will remain unchanged at the prime rate on base rate borrowings.

The new credit facility will result in a one time pre-tax charge in the quarter ending June 30, 2005 of approximately $0.2 million, representing the write-off of unamortized fees relating to the prior credit facility. In connection with the new credit facility, Stericycle paid fees of approximately $1.2 million, which will be amortized over the five-year term of the facility. The write-off of unamortized fees in the quarter ending June 30, 2005, and the future benefits resulting from lower interest rates under the new credit facility, partially offset by the amortization of the fees in connection with the new facility, have not been reflected in the earnings guidance that Stericycle has previously given.

Stericycle provides medical waste collection, transportation, treatment and disposal services and safety and compliance programs. For more information, please visit our website at www.stericycle.com.

SAFE HARBOR STATEMENT: Statements in this press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include difficulties in completing the integration of acquired businesses, changes in governmental regulation of medical waste collection and treatment, and increases in transportation and other operating costs, as well as the various other factors described in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.